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                        Consent of Independent Auditors

We consent to the use of our report dated January 12, 1996, with respect to the per share data and ratios contained in the "Financial Highlights" section in the Registration Statement (Form N-2 Investment Company Act of 1940 No. 811-5003) of Blue Chip Value Fund, Inc. for each of the five years in the period ended December 31, 1995 which is incorporated by reference in the Statement of Additional Information.

We also consent to the reference to our firm under the caption "Financial Statements" and to references made to us under the caption "Investment Advisory And Other Services-Independent Auditors" and to the incorporation by reference of our report dated January 12, 1996 with respect to the financial statements of Blue Chip Value Fund, Inc. for the year ended December 31, 1995 in the Statement of Additional Information.


                                        /s/ Ernst & Young LLP
                                        ERNST & YOUNG LLP


Denver, Colorado
December 17, 1996